Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NTK HOLDINGS, INC. AND NORTEK, INC.
ANNOUNCE RESULTS OF SOLICITATION OF VOTES
FOR PREPACKAGED PLAN OF REORGANIZATION

PROVIDENCE, RI, October 20, 2009—NTK Holdings, Inc. (“NTK”) and Nortek, Inc. (“Nortek“ and, together with NTK, the “Companies”) today announced that the Companies have received votes accepting their prepackaged plans of reorganization (the “Prepackaged Plan”) from all voting classes of Nortek creditors and one voting class of NTK creditors.

The Companies also announced that they have agreed with certain of their creditors to briefly extend the deadline before which they are to commence their Chapter 11 cases.

The Companies are continuing to move forward with their anticipated restructuring and eventual confirmation of the Prepackaged Plan, as previously announced.

Nortek (through its subsidiaries) is a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products.  Nortek offers a broad array of products including: range hoods, bath fans, indoor air quality systems, medicine cabinets and central vacuums, heating and air conditioning systems, and home technology offerings, including audio, video, access control, security and other products.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this discussion and throughout this document, words, such as "intends", "plans", "estimates", "believes", "anticipates" and "expects" or similar expressions are intended to identify forward-looking statements. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties, over which Nortek has no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and operating results to differ include the availability and cost of certain raw materials~~,~~ (including, among others, steel, copper, packaging materials, plastics and aluminum) and purchased components, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, price, product and warranty liability claims, any amendments to the Plan of Reorganization, whether or not the Plan of Reorganization is confirmed by the bankruptcy court, and whether or not Nortek and its domestic subsidiaries conclude their chapter 11 cases in the anticipated timeframe or at all. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to Nortek or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Readers are also urged to carefully review and consider the various disclosures made by Nortek, herein, as well as its periodic reports on Forms 10-K, 10-Q and 8-K, filed with the Securities and Exchange Commission.

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